                                                                  EXHIBIT 99.1



                               [GRAPHIC OMITTED]

                                  LONG ISLAND
                                FINANCIAL CORP.




                         REPORTS FIRST QUARTER EARNINGS

                        EARNINGS PER SHARE INCREASE 10.0%

ISLANDIA, N.Y. (Business Wire) - April 14, 2003 - Long Island Financial Corp. (the "Company") (NASDAQ/NMS: LICB), the holding company for Long Island Commercial Bank (the "Bank"), today reported earnings per share of $.55 for the quarter ended March 31, 2003, representing a 10.0% increase from the $.50 per share earned in the comparable 2002 period. The Company reported diluted earnings per share of $.53 for the recently completed quarter, an 8.2% increase over the $.49 diluted earnings per share reported for the 2002 period. Net income for the quarter ended March 31, 2003 amounted to $798,000, an increase of $80,000, or 11.1%, when compared to the $718,000 earned for the 2002 period.

The increase in net income per share for the quarter ended March 31, 2003, as compared to the corresponding period in 2002, resulted from an improvement of $490,000, or 14.6%, in net interest income after provision for loan losses, coupled with a $151,000, or 18.9%, increase in other operating income. The increase in net interest income resulted from a $328,000, or 5.7%, increase in interest income combined with a $132,000, or 5.7%, reduction in interest expense. The increase in other operating income was attributable primarily to a 10.3%, increase in service charges on deposit accounts and a gain on sale of securities of $89,000. The Company incurred a $490,000, or 16.0%, increase in operating expenses resulting from the Bank's continued planned branch expansion.

Total assets amounted to $459.1 million at March 31, 2003, an increase of $83.8 million, or 22.3%, compared to $375.3 million at March 31, 2002. At March 31, 2003, loans, net of unearned income and deferred fees, increased by $27.3 million, or 14.6%, from March 31, 2002. Demand deposits increased by $26.3 million, or 42.4%, from $62.2 million at March 31, 2002, to $88.5 million at March 31, 2003. Savings deposits increased by $37.6 million, or 80.4%, from $46.8 million at March 31, 2002, to $84.4 million at March 31, 2003.

Commenting on the Company's first quarter financial performance, Douglas C. Manditch, President and Chief Executive Officer stated, "our momentum continued during the first quarter of 2003, as we executed our expansion plan and improved earnings per share, during a time of historically low interest rates and a future full of political and economic doubt. We recognize the challenge inherent in the current operating environment and continue to manage the balance sheet to position the Company for the future. We will not compromise asset quality for the sake of growth or earnings. For 2003, we will remain astutely focused on our emergence in the market places that we serve now or will serve through our branch expansion plan." Mr. Manditch added, "we will continue to acquire and bank profitable relationships that increase our asset quality while providing low cost, stable core funding, and continue to employ the most prudent of management disciplines as we wait for the political and economic future to stabilize."

The Company reiterated that the Annual Meeting of Stockholders will be held on Wednesday, April 23, 2003, at the Wyndham Wind Watch Hotel, 1717 Motor Parkway, Hauppauge, N.Y. 11788 at 3:30 PM.

On February 26, 2003, the Board of Directors of Long Island Financial Corp. declared a dividend of $.10 per common share. The dividend was paid on April 1, 2003, to stockholders of record on March 21, 2003. At the February meeting, the Board of Directors also suspended the stock repurchase program that had enabled the Company to repurchase 75,000 shares of its outstanding common stock. There has been no repurchases made under this stock purchase program since its announcement in May, 2001. In determining the extent and timing of stock repurchase programs, the Company considers, among other things, the effect on the Company's financial condition, capital adequacy, average daily trading volume, and listing requirements applicable to the NASDAQ National Market System.

Long Island Commercial Bank, the wholly-owned subsidiary of Long Island Financial Corp., is a New York state chartered commercial bank, which began operations in January of 1990, and provides commercial and consumer banking services through eleven branch offices, maintaining its headquarters in Islandia. The Bank is an independent local bank emphasizing personal service and responsiveness to the needs of its customers. Perry B. Duryea, serves as Chairman of the Board.

                                 BRANCH OFFICES
                                 --------------

  Suffolk County, N.Y.         Nassau County, N.Y.     Kings County, N.Y.
  --------------------         -------------------     ------------------
  Islandia        Babylon        Jericho    Westbury     Bay Ridge, Brooklyn
  Central Islip   Deer Park
  Melville        Ronkonkoma
  Shirley         Smithtown


THIS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE, AND REGULATORY ISSUES THAT MAY IMPACT THE BANK'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES, AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES, OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE BANK'S OPERATIONS, PRICING, PRODUCTS, AND SERVICES.


                           LONG ISLAND FINANCIAL CORP.
                               (NASDAQ/NMS: LICB)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   March 31,            December 31,           March 31,
                                                                    2003                   2002                  2002
                                                                    ----                   ----                  ----
SELECTED FINANCIAL CONDITION DATA
---------------------------------

Cash and cash equivalents....................................   $    15,905            $    25,790          $    12,181
Securities held-to-maturity, net.............................        12,464                 12,461               12,451
Securities available-for-sale ...............................       198,722                219,590              147,876
Federal Home Loan Bank stock, at cost........................         4,000                  3,588                3,475
Loans, net of unearned income and deferred fees (1)..........       214,582                217,731              187,321
Total assets.................................................       459,124                491,951              375,333
Demand deposits..............................................        88,530                 78,697               62,166
Total deposits ..............................................       355,258                400,534              273,849
Federal Home Loan Bank advances..............................        55,000                 55,000               55,000
Other borrowed funds.........................................        12,000                      -               12,800
Guaranteed preferred beneficial interest in
     junior subordinated debentures..........................         7,500                  7,500                7,500
Stockholders' equity (2).....................................        26,106                 25,573               22,186
Book value per share (2).....................................   $     17.88            $     17.68          $     15.34
Book value per share (3).....................................   $     16.87            $     16.42          $     15.23
Shares outstanding...........................................     1,460,386              1,446,226            1,446,226

                                                                                    Three Months Ended
                                                                                          March 31,
                                                                                          ---------
                                                                                       2003             2002
                                                                                       ----             ----
SELECTED OPERATING DATA
-----------------------

Interest income................................................                    $    6,098       $    5,770
Interest expense...............................................                         2,187            2,319
                                                                                        -----            -----

     Net interest income.......................................                         3,911            3,451
Provision for loan losses......................................                            60               90
                                                                                           --               --
     Net interest income after provision
        for loan losses .......................................                         3,851            3,361
Other operating income.. ......................................                           948              797
Other operating expenses. .....................................                         3,555            3,065
                                                                                        -----            -----
     Income before income taxes................................                         1,244            1,093
Income taxes ..................................................                           446              375
                                                                                          ---              ---

     Net income ...............................................                    $      798       $      718
                                                                                          ===              ===


Basic earnings per share.......................................                    $      .55        $     .50
                                                                                          ---              ---
Diluted earnings per share.....................................                    $      .53        $     .49
                                                                                          ---              ---

Basic weighted average shares outstanding    ..................                     1,449,530        1,440,405
Diluted weighted average shares outstanding  ..................                     1,513,895        1,472,264




                                                Long Island Financial Corp.
                                                    (NASDAQ/NMS: LICB)
                                                  (Dollars In thousands)

                                                               March 31,               December 31,            March 31,
                                                                 2003                      2002                  2002
                                                                 ----                      ----                  ----
ASSET QUALITY RATIOS AND OTHER DATA


Total non-performing loans                                 $       326             $        307            $      144
Allowance for loan losses                                        2,406                    2,346                 2,103
Non-performing loans as a percent of
        total loans (4)(5)                                         .15  %                   .14 %                 .08  %
Non-performing loans as a percent of
        total assets (4)                                           .07  %                   .06 %                 .04  %
Allowance for loan losses as a percent of:
        Non-performing loans (4)                                738.04  %                764.17 %             1460.42  %
        Total loans (5)                                           1.12  %                  1.08 %                1.12  %
Full service offices                                                11                       11                     9

(1) Includes residential real estate loans held-for-sale.
(2) Includes net unrealized depreciation/appreciation in available-for-sale securities, net of tax.
(3) Excludes net unrealized depreciation/appreciation in available-for-sale securities, net of tax.
(4) Non-performing loans consist of all non-accrual loans 90 days or more past due. It is the Company's policy to generally cease accruing interest on all loans 90 days or more past due.
(5) Loans include loans, net, before allowance for loan losses.






CONTACT:
Douglas C. Manditch, President & CEO
LONG ISLAND FINANCIAL CORP.
One Suffolk Square, Islandia, New York 11749
Voice: (631) 348-0888  Fax: (631) 348-0830
www.licb.com